Exhibit 4(pp)




                            Dated 28th October, 2004



               (1)  ASIAN MOTION LIMITED



               (2)  PACIFIC CENTURY PREMIUM DEVELOPMENTS LIMITED




              -----------------------------------------------------
                             SUBSCRIPTION AGREEMENT
                                   relating to
                            shares in the capital of
                  PACIFIC CENTURY PREMIUM DEVELOPMENTS LIMITED
              -----------------------------------------------------







                                                      RICHARDS BUTLER
                                                      20/F, Alexandra House
                                                      16-20 Chater Road
                                                      Central
                                                      Hong Kong

THIS AGREEMENT is dated 28th October, 2004 and made
BETWEEN:

1. ASIAN MOTION LIMITED, a company incorporated in the British Virgin Islands and whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the "Subscriber"); and

2. PACIFIC CENTURY PREMIUM DEVELOPMENTS LIMITED, a company incorporated in Bermuda and whose principal place of business in Hong Kong is at 8th Floor, Cyberport 2, 100 Cyberport Road, Hong Kong (the "Company").


WHEREAS:

(A) the Subscriber is the beneficial owner of 1,411,333,335 Shares and the Subscriber has agreed to appoint the Placing Agent (as defined below) as placing agent for the purpose of procuring, as agent of the Subscriber, purchasers for the Placing Shares (as defined below) on the terms and subject to the conditions set out in the Placing Agreement; and

(B) the Company has agreed to issue, and the Subscriber has agreed to subscribe for, the Subscription Shares subject to and on the terms set out in this Agreement


THE PARTIES AGREE THAT:

1.   INTERPRETATION

1.1  Definitions: In this Agreement and the Introduction:

     "Accounts"             the audited consolidated profit and loss accounts of
                            the Property Group for the financial year ended on the Accounts Date and the audited consolidated balance sheet of the Property Group as at the Accounts Date, both as set out in Appendix I of the circular issued by the Company dated 2nd April, 2004;

     "Accounts Date"        31st December, 2003;

     "Announcement"         the press announcement in the agreed form proposed
                            to be issued by the Company and PCCW Limited jointly in substantially such form immediately following the execution of this Agreement;

     "Associates"           the meaning given to that term in the Listing Rules;

     "Business Day"         any day (excluding a Saturday) on which banks
                            generally are open for business in Hong Kong;


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     "CCASS"                the Central Clearing and Settlement System operated
                            by Hong Kong Securities Clearing Company Limited;

     "Companies Ordinance"  the Companies Ordinance (Cap. 32 of the Laws of Hong
                            Kong);

     "Group" the Company and its Subsidiaries and the expression "member of the Group" shall be construed accordingly;

     "HK$"                  Hong Kong currency;

     "Hong Kong"            the Hong Kong Special Administrative Region of the
                            People's Republic of China;

     "Listing Rules"        the Rules Governing the Listing of Securities on The
                            Stock Exchange of Hong Kong Limited;

     "Placee" any institutional investor procured by the Placing Agent to purchase any of the Placing Shares pursuant to the Placing Agent's obligations under the Placing Agreement;

     "Placing"              the offer by way of a private placing of the Placing
                            Shares procured by the Placing Agent to selected investors on the terms and subject to the conditions set out in the Placing Agreement;

     "Placing Agreement"    the placing agreement between the Subscriber and the
                            Placing Agent of even date in respect of the placing of the Placing Shares at the Placing Price;

     "Placing Agent"        Lehman Brothers Asia Limited;

     "Placing Completion    1st November, 2004 or such other date as the
     Date"                  Subscriber and the Placing Agent shall agree in
                            writing;

     "Placing Price"        the price of HK$2.18 per Placing Share;

     "Placing Shares"       118 million Shares;

     "Property Group"       has the meaning ascribed thereto in the circular
                            issued by the Company dated 2nd April, 2004

     "Regulation S"         Regulation S under the US Securities Act;

     "Shares" fully paid ordinary shares of HK$0.10 each in the capital of the Company;

     "SFC"                  the Securities and Futures Commission of Hong Kong;

     "Stock Exchange"       The Stock Exchange of Hong Kong Limited;


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     "Subscription"         the subscription by the Subscriber for the
                            Subscription Shares on the terms and subject to the conditions set out in this Agreement;

     Subscription           the Business Day immediately after the date upon
     Completion Date"       which the last of the conditions set out in Clause
                            2.2 shall have been satisfied provided that the Subscription Completion Date shall not be later tha the date falling 14 days from the date of this Agreement or such later time and/or date as the Company and the Subscriber may agree in writing, such agreement not to be unreasonably withheld or delayed and subject to compliance in full with the connected transaction requirements of the Listing
                            Rules;

     "Subscription
     Completion"            the meaning given to that term in Clause 2.5;

     "Subscription Price"   HK$2.18 per Subscription Share;

     "Subscription Shares"  118 million new Shares;

     "Subsidiary"           has the same meaning as in Section 2 of the
                            Companies Ordinance;


     "United States"        has the meaning given in Regulation S; and

     "US Securities Act"    the United States Securities Act of 1933, as
                            amended.

1.2 Agreed Form: Any reference to a document being "in the agreed form" means in the form of a document or and the draft thereof signed for identification on behalf of the Subscriber and the Company with (in the case of a draft) such alterations (if any) as may be agreed between the Subscriber and the Company.

1.3 Reference: References in this Agreement to persons include references to bodies corporate and references to the singular include references to the plural and vice versa. References to "Clauses" are references to the clauses of this Agreement.

1.4 Headings: Headings are inserted for convenience only and shall not affect the interpretation of this Agreement.


2.   SUBSCRIPTION

2.1 Subscription: subject to the fulfilment of the conditions set out in Clause 2.2, the Subscriber agrees to subscribe as principal for the Subscription Shares and the Company agrees to issue the Subscription Shares at the Subscription Price on the Subscription Completion Date free from all liens, charges and encumbrances together with all rights attaching to them, including the right to receive all dividends declared, made or paid, on and after the Subscription Completion Date.


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


2.2  Conditions: Completion of the Subscription is conditional upon:

     (a) the Stock Exchange granting listing of and permission to deal in the Subscription Shares;

     (b) the Bermuda Monetary Authority approving the issue of the Subscription Shares (if required); and

     (c) completion of the Placing having occurred pursuant to the terms of the Placing Agreement.

2.3 Fulfilment: The Company and the Subscriber shall each use their respective best endeavours to procure the fulfilment of the conditions set out in Clause 2.2 and in particular shall furnish such information, supply such documents, pay such fees, give such undertakings and do all such acts and things as may reasonably be required by each other, the SFC and/or the Stock Exchange in connection with the fulfilment of such conditions.

2.4 Non-Fulfilment: If the conditions set out in Clause 2.2 are not fulfilled on or prior to 30th November, 2004 or such later date as may be agreed in writing between the Company and the Subscriber, the obligations of the Company and the Subscriber under this Clause 2 shall terminate and neither of the parties shall have any claim against the others for costs, damages, compensation or otherwise in respect of the Subscription.

2.5 Completion: Subject to the fulfilment of the conditions set out in Clause 2.2, completion of the Subscription ("Subscription Completion") shall take place at the office of the Company at or before 4:00 p.m. on the Subscription Completion Date or such other time as the Company and the Subscriber may agree in writing (subject to compliance with the Listing Rules) all but not some only of the following business shall be transacted:

     (a)  the Company shall :

          (i) allot and issue to the Subscriber or its nominee the Subscription Shares and shall promptly thereafter register the Subscriber or its nominee as the holder of the Subscription Shares and shall cause to be delivered to the Subscriber definitive certificates of title in respect of the Subscription Shares in the name of the Subscriber or its nominee; and

          (ii) deliver to the Subscriber certified copies of the resolutions of the board of directors of the Company allotting the Subscription Shares pursuant to Clause 2.5(a)(i); and

          (b) the Subscriber shall make or procure the making of payment in Hong Kong dollars for value on the Subscription Completion Date to the Company of the aggregate Subscription Price of the Subscription Shares less the expenses properly incurred by it in connection with the Subscription and the Placing to the bank account nominated for the purpose by the Company (such nomination being made) not less than 2:00 pm on the Subscription Completion Date or in such other manner as may be agreed between the parties, which shall constitute a

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


          complete discharge of the Subscriber's obligations in respect thereof.

3.   WARRANTIES AND UNDERTAKINGS

3.1 Company Warranties: In consideration of the Subscriber entering into this Agreement and agreeing to perform its obligations hereunder to, the Company hereby represents, warrants and undertakes to the Subscriber as follows:

     (a) the Subscription Shares will when issued be fully paid up, rank pari passu in all respects with the existing Shares then in issue, include the right to receive all dividends and distributions which may be declared made or paid after the Subscription Completion Date and be free and clear of all liens, encumbrances, equities or other third party rights;

     (b) all statements of fact contained in the Announcement are true and accurate in all material respects and not misleading in any material respect in the context of the Subscription and the Placing and all statements of opinion, intention or expectation of the directors of the Company in relation to the Company or any of its Subsidiaries contained therein are truly and honestly held and have been made after due and careful consideration and there is no other fact or matter omitted therefrom the omission of which would make any statement therein misleading in any material respect or which is otherwise material in the context of the Subscription and the Placing;

     (c)  the Accounts:

          (i) have been prepared on a recognised and consistent basis and in accordance with generally accepted accounting principles, standards and practice in Hong Kong;

          (ii) comply in all material respects with all applicable ordinances, statutes and regulations and show a true and fair view of the state of affairs of the Property Group and of its results for the period in question;

         (iii) are not affected by any unusual or non-recurring items and do not include transactions not normally undertaken by the relevant member of the Property Group (save as disclosed in the said accounts); and

          (iv) make adequate provision for all taxation whether in Hong Kong or any other part of the world in respect of all accounting periods ended on or before the respective date for which the relevant member of the Property Group was then or might at any time thereafter become or have been liable;

     (d) since the Accounts Date, there has been no material adverse change in the Property Group's condition, financial or otherwise, or the earnings, business affairs or business prospects (whether or not arising in the ordinary course of business) and no event has occurred which in the reasonable opinion of the


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


          Company may give rise to a material adverse change in such position in the foreseeable future;

     (e) (i) none of the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (as defined in Regulation S under the US Securities Act) with respect to the Placing Shares; (ii) the Company, its affiliates and any person (other than the Placing Agent) acting on its or their behalf have complied with and will comply with the offering restrictions requirement of Regulation S under the US Securities Act; and (iii) the Company is a "foreign issuer" as such term is defined in Rule 902 under the US Securities Act and is not subject to the reporting requirements of the US Exchange Act provided that no warranty is given by the Company in connection with Subscriber or its affiliates (other than the members of the Group);

     (f) neither the Company nor any of its affiliates nor any person acting on its or their behalf has offered or sold, or will offer or sell, any securities under circumstances that would require the registration of any of the Placing Shares under the US Securities Act; neither the Company nor any of its affiliates nor any person acting on its or their behalf has engaged or will engage in any form of general solicitation or general advertising within the meaning of Regulation D in connection with the offer or sale of the Placing Shares in the United States provided that no warranty is given by the Company in connection with Subscriber or its affiliates (other than the members of the Group); and

     (g) the Company is required to register as an investment company as defined in the United States Investment Company Act of 1940 and will not become an open-end investment company, unit investment trust or closed-end investment company that is required to be registered under
          Section 8 of such Act.

3.2 Warranties repeated: The representations and warranties set out in Clause 3 are given as at the date hereof and shall be deemed to be repeated by the Company as at the Subscription Completion Date as if given or made at such time, with reference in each case to the facts and circumstances then subsisting. The Company undertakes up to and until completion of this Agreement or its earlier termination to notify the Subscriber of any matter or event coming to its attention prior to the Subscription Completion Date which would or would reasonably be considered to render or have rendered any of the representations and warranties made by it set out in Clause 3.1 untrue, inaccurate or misleading in any material respect. The Company shall not, and shall use its reasonable endeavours to procure that no member of the Group shall, at any time prior to or on the Subscription Completion Date do or omit to do anything which may cause any of the representation and warranties made by the Company and set out in Clause 3.1 to be untrue in any material respect.

3.3 Subscriber Warranties: The Subscriber hereby represents, warrants and undertakes to the Company that (a) the Subscriber has the necessary power and authority and has obtained all necessary consents to enable it to sell the Placing Shares under the Placing Agreement and (b) this Agreement constitutes valid and legally binding and enforceable obligations of the Subscriber.


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



3.4 No merger: The foregoing provisions of this Clause 3 shall remain in full force and effect notwithstanding completion of the Subscription.

3.5 Undertaking by the Subscriber: The Subscriber undertakes to accept the Subscription Shares subject to the constitutional documents of the Company and (subject to and conditional upon Subscription Completion) to pay to the Company any interest accrued on the net proceeds from the Placing for the period commencing on the Placing Completion Date and ending on the Subscription Completion Date.


4.   GENERAL

4.1 Announcements: Save for the Announcement and save as required by law or by the Stock Exchange or the SFC, each party hereby undertakes to use its best endeavours to procure that no public announcement or communication to the press, the Stock Exchange or the shareholders of the Company concerning the Company and/or its Subsidiaries which is material in relation to the Subscription shall be made by or on behalf of the Company between the date hereof and the Subscription Completion Date without prior written approval from the other party hereto as to the content, timing and manner of making thereof, such approval not to be unreasonably withheld or delayed.

4.2 Time of the essence: Any time, date or period mentioned in this Agreement may be extended by mutual agreement between the Subscriber and the Company but, as regards any time, date or period originally fixed or any date or period so extended as aforesaid, time shall be of the essence.

4.3 Waiver: No failure or delay by any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by any party of any breach of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

4.4 Assignment: No party hereto shall assign any of its rights under this Agreement (all of which shall be incapable of assignment) or purport to do so unless agreed by the other party hereto. This Agreement shall be binding on and enure for the benefit of each party's successors and permitted assigns.

4.5 Counterparts: This Agreement may be executed in any number of counterparts by the party hereto on separate counterparts, each of which when executed shall constitute an original and all of which when taken together shall constitute one and the same document.

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5.   NOTICES

5.1 Notices: All notices delivered hereunder shall be in writing in the English language and shall be communicated to the following addresses :-

     If to the Subscriber :

     39th Floor, PCCW Tower
     TaiKoo Place
     979 King's Road, Quarry Bay
     Hong Kong

     Fax no.:   (852) 2962 5725
     Attention: Company Secretary

     If to the Company :

     8th Floor, Cyberport 2
     100 Cyberport Road
     Hong Kong

     Fax no.:   2989 6268
     Attention: Company Secretary


5.2 Deemed service: Any such notice shall be served either by hand or by facsimile. Any notice shall be deemed to have been served, if served by hand, when delivered and if sent by facsimile, on receipt of confirmation of transmission. Any notice received on a day which is not a Business Day shall be deemed to be received on the next Business Day.


6.   GOVERNING LAW

6.1 Hong Kong Law: This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong for the time being in force and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts in connection herewith.

6.2 Subscriber's service agent: The Subscriber irrevocably appoints PCCW Secretaries Limited of 39th Floor, PCCW Tower, TaiKoo Place, 979 King's Road, Quarry Bay, Hong Kong as its process agent to receive on its behalf service of process of any proceedings in Hong Kong. If for any reason the process agent ceases to be able to act as process agent or no longer has an address in Hong Kong, the Subscriber irrevocably agrees to appoint a substitute process agent with an address in Hong Kong acceptable to the Company and to deliver to the Company a copy of the substitute process agent's acceptance of that appointment within 30 days. In the event that the Subscriber fails to appoint a substitute process agent, it shall be effective service for the Company to serve the process upon the last known address in Hong Kong of the last known process agent for that Subscriber notified to the Company notwithstanding that such process agent is

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


     no longer found at such address or has ceased to act provided that a copy of the proceedings is also sent to that the Subscriber's current registered office or principal place of business wherever situated. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.


AS WITNESS the hands of the duly authorised representatives of the parties on the day and year first before written.


SIGNED by                   )
Alexander Anthony Arena     )
for and on behalf of        )
ASIAN MOTION LIMITED        )
in the presence of          )








SIGNED by                   )
Yuen Tin Fan Director       )
for and on behalf of        )
PACIFIC CENTURY PREMIUM     )
DEVELOPMENTS LIMITED        )
in the presence of          )












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